Exhibit 21

SUBSIDIARIES OF PATRIOT NATIONAL BANCORP, INC.

Name	Jurisdiction of Incorporation

---------------------------------------------	-------------------------------------------

Patriot National Bank	United States

PinPat Acquisition Corporation	Connecticut

Patriot National Statutory Trust I	Connecticut